Exhibit 10.30

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXCLUSIVE LICENSE AGREEMENT

for MSK’s technology

EBV/CMV and WT1 specific T-cells

i

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”), entered into effective as of June 12, 2015 (“Effective Date”), is by and between Memorial Sloan Kettering Cancer Center (“MSK”), a New York not-for-profit corporation with principal offices at 1275 York Avenue, New York, NY 10065, and Atara Biotherapeutics, Inc. (“Licensee”), a corporation with offices at 701 Gateway Blvd, Suite 200, South San Francisco, CA 94080. MSK and Licensee are sometimes referred to singly as “Party” and collectively as “Parties.”

WITNESSETH

WHEREAS, MSK owns certain Licensed Rights (as later defined herein) and desires to have the Licensed Rights utilized in the public interest;

WHEREAS, Licensee and MSK previously entered into that certain Exclusive Option Agreement, dated September 19, 2014, as amended effective June 12, 2015 (the “Option Agreement”), under which (inter alia) MSK granted Licensee the exclusive option (the “Option”) to obtain exclusive license rights to the Licensed Rights and possibly to obtain from MSK supply of certain products covered by such license rights, pursuant to the terms of this Agreement;

WHEREAS, Licensee has exercised the Option and thus obtains the exclusive license to the Licensed Rights to commercially develop and commercialize the Licensed Rights through a commercially reasonable, diligent program of exploiting the Licensed Rights whereby public utilization shall result therefrom; and

WHEREAS, MSK is willing to grant such license to Licensee, and to supply such products, on the terms and conditions that follow;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

For the purpose of this Agreement, the following capitalized words and phrases shall have the following meanings:

1.1	“Additional Antigens” has the meaning ascribed to such term in the Option Agreement.

1.2	“Affiliate” means, with respect to a Party, any person, firm, corporation or other entity controlling, controlled by, or under common control with such Party hereto. The term “controlling” as used in this definition (with correlative meanings for the terms “controlled by” and “under common control with”) means that the applicable person, firm, corporation or other entity has the actual ability (directly or indirectly) to direct and control the management and business of the applicable Party, whether through ownership, directly or indirectly, of more than fifty percent (50%) of the voting capital, or the ability to effect the election of a majority of the directors, or

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

by contract or otherwise. In any jurisdiction where 50% control is not permitted by applicable law, the “greater than 50%” threshold shall be deemed satisfied by the possession of substantially the maximum percentage allowable in such jurisdiction. With regard to MSK, “Affiliate” shall include Sloan Kettering Institute for Cancer Research and the Memorial Hospital for Cancer and Allied Diseases.

1.3	“Ancillary Agreement” means each of the Option Agreement, the Manufacturing Services Agreement, the Data Services Agreement or any clinical trial agreement or investigator sponsored trial agreement between the Parties with respect to a Licensed Product.

1.4	“CMV Product” means (a) any CMV-specific T-cells or cell line that are part of the Library, together with (b) such additional CMV-specific T-cells or cell lines that were or may be developed during the term of the Option Agreement or this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC or the Steering Committee (but for clarity not including any Excluded Products), [ * ].

1.5	“Combination Product” means a finished pharmaceutical product that comprises a Licensed Product and further comprises one or more other active pharmaceutical ingredients (that is, drug substances, and excluding, for clarity, excipients, formulation ingredients, adjuvants, delivery devices and the like).

1.6	“Commercially Reasonable Efforts” means, with respect to particular obligations or tasks, such level of efforts applied to carry out such obligations or tasks consistent with the efforts used in the biopharmaceutical industry by a company of comparable size in connection with the development or commercialization of biopharmaceutical products that are of similar status, to accomplish such obligations or tasks, at the same stage of development or commercialization, as applicable, for internally developed healthcare products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of third party (not Licensee’s own) competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other commercially-relevant factors. It is understood that such factors may change from time to time based upon changing scientific, business and marketing and return on investment considerations and that the level of efforts typically devoted by Licensee may also change, based on such changes and/or changes in development or commercial stage.

1.7	“Confidential Information” means, with respect to a Party, all confidential or proprietary information disclosed by such Party to the other Party in connection with this Agreement, which may include methods or manufacture or use, formulations, clinical data, test results, and research and development plans, whether in oral, graphic, electronic, or any other media or form.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.8	“Contract Quarter-Year” means any of the three month periods ending on March 31, June 30, September 30 and December 31 of each calendar year.

1.9	“Database” means any database or other similar collection of data in MSK’s possession that correlates or links, for the donors of cells in the Library, HLA typing (and other similar blood type data or analysis) with the cell type and the donor of the cells in MSK’s possession at any time during the term of this Agreement; provided that [ * ] and [ * ] and [ * ].

1.10	“EBV Product” means (a) any EBV-specific T-cells or cell line that are part of the Library, together with (b) such additional EBV-specific T-cells or cell lines that were or may be developed during the term of the Option Agreement or this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC or the Steering Committee (but for clarity not including any Excluded Products), [ * ].

1.11	“Excluded IP” means: (a) inventions or discoveries [ * ], together with and patents and patent applications claiming inventions [ * ], that are (i) [ * ], but only so long as [ * ], or (ii) [ * ], but only so long as [ * ] or [ * ]; and (b) the patents and applications listed on Exhibit D hereto. MSK covenants and warrants that the Database, Library, EBV Products, CMV Products, and WT1 Products are not within the “Excluded IP.”

1.12	“Excluded Products” means all [ * ] products (a) [ * ], or (b) that are [ * ]. MSK covenants and warrants that the EBV Products, CMV Products, and WT1 Products are not within the “Excluded Products.”

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.13	“Field of Use” means all therapeutic, prophylactic, diagnostic and other healthcare-related uses (including research and development in the field of healthcare).

1.14	“Follow-On Product” means any product developed under a Sponsored Research Program (as contemplated in Section 2.10 of the Option Agreement) conducted by MSK under Licensee funding pursuant to Section 2.10(b) or 2.10(c) of the Option Agreement, for which Licensee exercised its option under such Section.

1.15	“Library” means the collection of T-cells and cell lines, including “donor” T-cell lines, created, isolated or developed at MSK in the laboratory of Dr. Richard O’Reilly, as existing on the Effective Date, including all such cells or cell lines identified in Exhibit A of this Agreement, and including all additions, augmentations or modifications made to the foregoing collection.

1.16	“Licensed Know-How” means all know-how, inventions (whether or not patentable), data, results, protocols, regulatory filings, assays and other information relating to or useful for making, propagating, improving, maintaining and/or using the Licensed Products and/or the Library, that are owned or controlled by MSK at any time during the Term of this Agreement, including the Databases, and including the information generally described in the applicable section of Exhibit A of this Agreement.

1.17	“Licensed Patent Rights” means:

(a)	The patents and applications (if any) listed on Exhibit C of this Agreement (including any patent applications added to Exhibit C pursuant to Section 7.1);

(b)	U.S. and ex-U.S. patents that issue from or claim priority to any applications in (a), but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below;

(c)	Claims in continuation-in-part applications or patents described in (b) above to the extent that such claims are entitled to priority to patents or patent applications in (a);

(d)	Any reissues or re-examinations of patents described in (a), (b), or (c) above; and

(e)	Any ex-US applications and patents that are equivalent to any of the foregoing.

Excluded from Licensed Patent Rights is all Excluded IP.

1.18	“Licensed Product” means any T-cell product specific to CMV, EBV, or WT1 made, used, imported, offered for sale, sold, reproduced, performed, displayed,

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

distributed, or otherwise utilized by or on behalf of Licensee, or its sublicensees, that comprises, is based on or is made using Licensed Rights, including any EBV Product, CMV Product, WT1 Product and/or Follow-On Product. Excluded from Licensed Product are all Excluded Products.

1.19	“Licensed Rights” means the Licensed Patent Rights, the Licensed Tangible Materials and the Licensed Know-How (or any part of any of the foregoing).

1.20	“Licensed Tangible Materials” means: the Library; all improvements, additions or modifications thereto made by or on behalf of MSK during the term of this Agreement pursuant to activities conducted in accordance with this Agreement, the Option Agreement or the Manufacturing Services Agreements; and all materials (including those generally described in the Licensed Tangible Materials section of Exhibit A of this Agreement) used in sourcing, preparing, creating, or improving or maintaining the Library [ * ].

1.21	“Net Sales” means the gross price billed or invoiced on sales of Licensed Products by Licensee, its Affiliates, or Sublicensees during the applicable Royalty Term(s), less:

(a)	Freight and shipping expenses (actual), including insurance, to the extent billed to the customer;

(b)	Cash, trade, volume, and prompt payment discounts actually granted and deducted solely on account of sales of Licensed Products;

(c)	Rebates actually paid to individual or group purchasers of Licensed Products that are solely on account of the purchase of such Licensed Products;

(d)	credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Licensed Product, (ii) wastage replacement and short-shipments; (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

(e)	Taxes (including sales, value added, consumption and similar taxes), duties and other governmental charges actually incurred, paid or collected and remitted to the relevant tax or other authority for the sale, export, import, transfer or use of Licensed Products;

(f)	government-mandated rebates and price reductions, and chargebacks, rebates or fees granted to governmental healthcare organizations, purchasing groups, wholesalers, distributors, selling agents (excluding any sales representatives of a selling party), group purchasing organizations, Third Party payors, other contractees and managed care entities;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(g)	retroactive price reductions actually granted to the Third Party applicable to sales of the product; and

(h)	[ * ], with respect to the sale of the Licensed Product, based on [ * ] of the [ * ] during the applicable period.

To the extent that Licensed Product [ * ], including [ * ] then in calculating Net Sales for the sale of such Licensed Product, [ * ] such Licensed Product [ * ] may be [ * ].

Sales of Licensed Product(s) between or among Licensee and its Affiliates and Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales, except where such Affiliates or Sublicensees are the end users of the Licensed Product sold.

If Licensee or its Affiliate or Sublicensee [ * ] and [ * ], then [ * ] Licensee shall [ * ] and [ * ] (taking into account [ * ] or [ * ], with the understanding that [ * ]). If [ * ], the Affiliate or Sublicensee [ * ]. Such [ * ] (it being understood that [ * ] for purposes of this Agreement), [ * ], [ * ].

1.22	“Patent Expenses” means all actual out-of-pocket expenses (such as outside counsel fees and patent filing fees) incurred by MSK in the prosecution, filing, and maintenance hereunder of Licensed Patent Rights (including any oppositions, re-examinations, and other similar proceedings), but excluding for clarity any internal costs of MSK (such as research costs, overhead or internal patent costs).

1.23	“PRC” means the PRC committee under the Option Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.24	“Restricted Know-How” means Licensed Know-How that (a) is important to the making, propagating, improving, maintaining and/or using any Licensed Product and/or the Library, and (b) is not generally applicable and useful (in a substantial manner) for other research or development activities not involving the Library or Licensed Products.

1.25	“Royalty Term” means, for a particular Licensed Product, on a Licensed Product-by-Licensed Product basis and country-by-country basis, the period from the Effective Date to the later of: (a) expiration of the last Licensed Patent Rights embracing such Licensed Product; (b) expiration of any market exclusivity period granted by law with respect to such Licensed Product; or (c) [ * ] from the date of first commercial sale of the Licensed Product in the applicable country.

1.26	“Royalty Year” means each twelve (12) month period commencing January 1 and ending December 31 during the term of this Agreement, except that for the first calendar year of this Agreement, the Royalty Year shall be the period of time between the Effective Date and the next following December 31.

1.27	“Steering Committee” means the committee of that name formed by the Parties under Section 2.8 of this Agreement.

1.28	“Sublicensee” means any person or business entity to which Licensee has granted a sublicense of the Licensed Rights.

1.29	“Sublicense Income” means all consideration (e.g., upfront fees, milestone payments, and other similar license fees) received by Licensee from a Sublicensee based on the grant to such Sublicensee of a sublicense under the license rights granted to Licensee under this Agreement, but excluding: (a) royalty payments; (b) payments made at fully-burdened cost to fund prospectively research and development costs and expenses for Licensed Products; (c) bona fide loans; (d) payments to purchase capital stock of Licensee at fair market value; and (e) transfer price payments for the purchase of Licensed Product supplied by Licensee (or its Affiliate) made at prices in compliance with the rules of applicable tax authorities.

1.30	“Term” shall mean the term of this Agreement, which will be the period as defined in Section 17.1.

1.31	“Territory” shall mean worldwide.

1.32	“WT1 Product” means (a) any WT1-specific T-cells or cell line that are part of the Library, together with (b) such additional WT1-specific T-cells or cell lines that were or may be developed during the term of the Option Agreement or this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC or the Steering Committee (but for clarity not including any Excluded Products), [ * ] [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.33	Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Agreement	Preamble
Claim	11.1
Competitive Program	2.3
Costs	11.1
Data Services Agreement	2.7(b)
Effective Date	Preamble
EMA	4.1(a)
FMV Fraction	1.21
Institution Indemnitee	11.1
IP Committee	7.1
Licensee	Preamble
Manufacturing Services Agreement	9.3
MSK	Preamble
Option	Recitals
Option Agreement	Recitals
Party and Parties	Preamble
Patent Adversarial Actions	8.2(a)
Payment Dispute	17.3
PHI	1.9
Summary Plan	4.1(c)

ARTICLE 2 – GRANT; KNOW HOW TRANSFER

2.1	License Grant. Subject to the terms of this Agreement, MSK hereby grants to Licensee the exclusive license to use and practice the Licensed Rights in the Territory in the Field of Use and to research, develop, make, use, sell, offer for sale, and import Licensed Products in the Field of Use in the Territory under all the Licensed Rights, together with the right to sublicense as provided in Article 3. Licensee shall not use the Licensed Rights for any other purpose, except no restriction is imposed on Licensee’s use of any portion of Licensed Rights that are in the public domain, or that become part of the public domain without fault of Licensee.

2.2

Limitations. Licensee shall not during the term of this Agreement [ * ], provided that Licensee may [ * ] or [ * ], or [ * ]. MSK shall not during the term of this Agreement grant to any third party any option, licenses or other rights to T-cells specific to EBV, CMV, WT1 or Additional Antigens developed at MSK by or in the laboratory of

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Dr. Richard O’Reilly, or to any other T-cells in the Library, and without the prior written consent of Licensee shall not provide any confidential or proprietary Licensed Tangible Materials or Restricted Know-How to any third party or otherwise encumber the Licensed Tangible Materials or Restricted Know-How, provided that MSK may do so (i) [ * ] only, [ * ] (without [ * ] except [ * ]), or as otherwise approved in writing by Licensee, such consent not to be unreasonably withheld, and (ii) [ * ] that are either [ * ] or are approved by Licensee [ * ].

2.3

Other T-Cell Products. If MSK becomes aware, at any time during the term of the Agreement [ * ] that are [ * ] (such as [ * ], but only to the extent [ * ] or [ * ], or [ * ]) that are [ * ] and are [ * ], and that become available for licensing or are appropriate for being supported by a sponsored research program (each, a “Competitive Program”), MSK agrees to notify Licensee of the Competitive Program and shall provide reasonably detailed information about the technology. For any such technology that is available for licensing, Licensee then will have an exclusive [ * ] period from such notice and delivery of information during which it will have the right to elect to exercise an exclusive right of first negotiation for an exclusive license to such Competitive Program. If Licensee elects to obtain such license, MSK and Licensee shall negotiate exclusively and in good faith for [ * ] to seek to reach agreement on the terms of such license agreement for such Competitive Program. If at the end of such negotiation period the Parties have not reached agreement, then MSK may negotiate with other parties, and MSK may grant such license to a third party provided that, [ * ]. For any such technology that is available for sponsored funding as an MSK internal research program under a sponsored research agreement, Licensee then will have an exclusive [ * ] period from such notice and delivery of information and of a bona fide firm proposal by MSK for scope of the research and the budget to be supported, during which Licensee will have the exclusive right to enter into a sponsored research agreement to cover funding of such research program and an option to license the results thereof. If Licensee elects to enter into such a sponsored research agreement, MSK and Licensee shall negotiate in good faith for up to 45 days to

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

seek to reach agreement on the terms of such agreement for such Competitive Program, and if at the end of such negotiation period the Parties have not reached agreement then Licensee’s option to enter into such sponsored research agreement shall terminate.

2.4	Reserved Rights. Notwithstanding anything in this Agreement to the contrary, MSK shall have the right to use the Licensed Rights for (i) [ * ], (ii) [ * ], provided that [ * ], or [ * ], that is [ * ], (iii) [ * ] with the prior approval of Licensee, as provided below, and (iv) [ * ] or [ * ], and provided that [ * ] agreed to by Licensee as provided below. MSK shall also have the right to (v) [ * ] as provided below, and (vi) [ * ], solely pursuant to [ * ] agreed to by Licensee. For clarity, MSK, and [ * ], shall not use or practice, and shall not have any right to use or practice, or permit any Third Party to use or practice, any Licensed Rights [ * ], except as expressly permitted by Licensee in writing in advance [ * ] and in accordance with applicable law and regulations. However, Licensee acknowledges that [ * ] and shall [ * ] that are [ * ] under this Agreement. Licensee further agrees that [ * ], and will [ * ], or [ * ].

2.5	U.S. Government Rights. All rights granted herein are subject to rights of the United States pursuant to 35 U.S.C. § 200 et seq., and implementing regulations and agreements.

2.6	No Implied Rights; Excluded Patents. MSK reserves all its rights not expressly granted in the Agreement. The licenses granted hereunder shall not be construed to

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

confer any rights upon Licensee by implication, estoppel or otherwise, and it is understood that practice of the full scope of the Licensed Rights may not be possible absent the grant of a license to patents not included in the Licensed Rights. Without limiting the generality of the foregoing, no rights are granted with respect to patents and applications that are part of the Excluded IP.

2.7	Know How and Materials Transfer; Maintenance. (a) Promptly after the Effective Date, and from time to time thereafter (as reasonably requested by Licensee), MSK shall provide to Licensee samples of and disclose all Licensed Tangible Materials and Licensed Know-How to Licensee, including reasonable quantities of all separate cells or cell lines in the Library and all Databases, to the extent such materials or information have not been previously disclosed and transferred by MSK to Licensee pursuant to the Option Agreement, and including new materials added to the Library or additions to the Licensed Tangible Materials. MSK agrees to provide reasonable support and consultation regarding such transfer to support Licensee’s research, development and manufacture of Licensed Products and its maintenance of the Library. Licensee can request a reasonable amount of formal meetings during the term of this Agreement, on a reasonable schedule and format that is mutually agreeable to MSK investigators and Licensee, to provide Licensee with information necessary or useful for it to carry out its obligations and/or exercise its rights under this Agreement and to determine whether to elect to manufacture Licensed Products. In addition MSK agrees that MSK investigators will make themselves reasonably available for additional telephone discussions regarding the Licensed Tangible Materials and Licensed Know-How, including the use, manufacture and maintenance thereof. Further, promptly after the Effective Date, MSK and Licensee shall amend and update Exhibit A to reflect all additions, enhancements, amendments and modifications to the Licensed Tangible Materials and the Licensed Know-How that have occurred since the date of the Option Agreement.

(b) The Parties are contemporaneously entering into (i) a Data Services Agreement to [ * ], [ * ] and [ * ] to [ * ] as provided therein (“Data Services Agreement”), and (ii) the Manufacturing Services Agreement (defined in Section 9.3 below), which provides for, among other things, [ * ] as provided therein.

2.8

Steering Committee. The Parties hereby established the Steering Committee, comprised initially of the members of the PRC under the Option Agreement at the time of Licensee’s exercise of the Option. Each Party may replace its members on the Steering Committee, as appropriate to conduct the activities of the Steering Committee to support the goals of this Agreement, but with the intention that the Steering Committee have continuity with the prior activities and knowledge and experience of the PRC. The Parties agree that the Steering Committee will meet by telephone conference (or in person if the Parties agree) [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[ * ], or as otherwise [ * ]. The Steering Committee shall be responsible for: (a) overseeing and managing the [ * ], and [ * ] and [ * ]; (b) overseeing and discussing the [ * ], in each case [ * ]; (c) discussing and [ * ], including [ * ] and [ * ]; (d) reviewing and overseeing [ * ]; (e) discussing and [ * ] under this Agreement, including [ * ], and [ * ]; and (f) any other duties or authority that the Parties agree in writing to add to the Steering Committee’s purview. The Steering Committee also will [ * ], and [ * ] as specified by the Steering Committee. The Steering Committee will seek in good faith and acting reasonably to reach consensus on all matters before it. For clarity, Licensee (and its Affiliates and Sublicensees, as applicable) retain the sole rights to make all decisions regarding their own research, development and commercialization of Licensed Products (but not to authorize any breach or violation of this Agreement).

2.9	Transfer of INDs; Regulatory Matters; Clinical Activities.

(a)

Transfer of INDs; Regulatory Matters. On or before June 15, 2015, MSK will transfer (or cause the transfer) of MSK [ * ] to Licensee and grant Licensee the right to reference any other INDs held by MSK for Licensed Product as of the Effective Date. Upon the written request of Licensee from time to time after the Effective Date, MSK will also transfer (or cause the transfer) to Licensee of each other IND held by MSK (or foreign equivalents) for any Licensed Product as of the Effective Date in any country. MSK shall execute and deliver all documents and instruments, and take all such actions, as needed to effect each of the transfers described above, including appropriate communications with the FDA and other regulatory authorities, including as requested by Licensee. Further, MSK shall provide to Licensee, at its request, all reasonable regulatory assistance with respect to such transferred INDs (and equivalents) and the regulatory activities of Licensee relating to development of Licensed Products. Upon Licensee’s request, MSK will provide Licensee and/or its designee with copies of all regulatory documentation and correspondence relating to the

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensed Products and will cooperate with Licensee and its designees, and take all such actions that are reasonably requested to remove PHI from such regulatory documentation and correspondence. Licensee covenants and agrees that if this Agreement is terminated early pursuant to Article 17, Licensee shall transfer back to MSK the INDs (and foreign equivalents) held by MSK that were transferred by MSK to Licensee pursuant to the above provisions of this Section 2.9(a) promptly after the effective date of termination, and Licensee shall have the same obligations of cooperation and assistance as set forth above with respect to the initial transfer from MSK to Licensee.

(b)	Clinical Activities. Licensee will use Commercially Reasonable Efforts to continue, or support the continuation of, the clinical activities of, or on behalf of, MSK or its Affiliate with respect to any Licensed Product that are ongoing as of the Effective Date. The Parties agree that (i) clinical study protocols #95-024 and 11-130 under [ * ] will be conducted by MSK pursuant to the Clinical Trial Agreement(s) entered into by the Parties concurrently with this Agreement, and (ii) that the clinical study protocols listed on Exhibit G will be conducted by MSK pursuant to one or more Investigator Sponsored Trial Agreement(s) entered into by the Parties concurrently with this Agreement. All data and results of all clinical trials on Licensed Products conducted by or on behalf of MSK or its Affiliate at any time prior to or during the Term are included in the Licensed Tangible Materials and Licensed Know-How and are licensed exclusively to Licensee under this Agreement.

ARTICLE 3 – SUBLICENSES

3.1	Licensee and its Affiliates may grant through multiple tiers (and may amend such sublicenses) provided that each such sublicense is consistent with and subject to the terms and conditions of this Agreement. Licensee shall provide MSK with a complete copy of each such sublicense agreement (or amendment) and any associated agreements between it (or its Affiliate) and the Sublicensee, or between an existing Sublicensee and its subsequent Sublicensee, provided that such agreement or amendment may be redacted to remove confidential information that does not relate to Licensed Product or Licensed Rights. Licensee shall also promptly provide MSK with full executed copies of such agreements. All such documents shall be deemed Confidential Information of Licensee.

3.2

Licensee shall remain responsible for performance of all its obligations under this Agreement, notwithstanding the grant of any sublicense. It is agreed that such obligations may be satisfied by the performance by one or more Sublicensees. Any sublicense shall by its terms require that the Sublicensee comply with the provisions of this Agreement that by their terms are required to be performed by a Sublicensee, including the restrictions, limitations, and obligations of Articles 11, 13, and 14 and Sections 6.1 and 7.6, and shall provide that MSK is a third-party

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

beneficiary with respect to such Articles and Sections. Any breach by a Sublicensee shall be considered a breach by Licensee, provided that MSK shall not have the right to terminate this Agreement pursuant to Section 17.4 for an uncured breach by Sublicensee if (i) such breach was not made at the direction of, or with the approval of, Licensee, (ii) [ * ], and (iii) Licensee promptly terminates the sublicense after the end of the applicable cure period.

3.3	Licensee shall promptly provide MSK with a copy of any notice of breach, termination, or the like sent to or received from a Sublicensee, with respect to the applicable sublicense agreement hereunder.

ARTICLE 4 – DILIGENCE

4.1 (a)	Licensee shall use its Commercially Reasonable Efforts to (i) bring Licensed Products to market, and (ii) thereafter continue active marketing efforts for approved Licensed Products throughout the Term.

Without limiting the foregoing, Licensee shall meet the following milestone activities:

(i)	use Commercially Reasonable Efforts to [ * ] not later than [ * ] if [ * ]; provided that (x) if [ * ], then the above target timeframe to meet this diligence requirement shall be extended by [ * ], and (y) if [ * ], then this milestone will be deemed to have been achieved;

(ii)	use Commercially Reasonable Efforts to [ * ] within [ * ]; provided that if [ * ], then the above target timeframe to meet this diligence requirement shall be extended by [ * ], but not for more than [ * ];

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iii)	if [ * ], then Licensee will use Commercially Reasonable Efforts to [ * ] within [ * ]; provided that if [ * ], then the above target timeframe to meet this diligence requirement shall be extended by [ * ], but not for more than [ * ].

(b)	Licensee shall give MSK written notice and evidence within [ * ] of the achievement of each of the above specific diligence milestones.

(c)	Licensee shall provide to MSK, within [ * ] of the Effective Date, a reasonable summary business plan (the “Summary Plan”) for the development of the Licensed Rights, including, for example, [ * ]. Thereafter, Licensee shall provide update reports to MSK [ * ] to relay update and status information on Licensee’s business, research and development progress with respect to development of Licensed Product(s), including projections of activity anticipated [ * ], generally in accordance with the topic listed in the template provided in Exhibit B of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d)	Licensee shall be solely responsible, at its sole cost and expense, for securing any necessary governmental or regulatory approvals for development, manufacture, and sale of Licensed Products, and shall use Commercially Reasonable Efforts to obtain such approvals. Licensee shall advise MSK, [ * ], of its program of development for obtaining said approvals.

4.2	If Licensee is the subject of a demand, notice, inquiry, or inspection report by a governmental authority or certification agency in relation to any Licensed Product that (i) by its terms directs or contemplates, or may reasonably be expected to require or relate to, suspension or cessation of manufacturing, sale, development, or marketing of Licensed Products efforts, (ii) concerns a recall or potential recall of Licensed Products, (iii) concerns a loss of life or material issue of safety, or (iv) may reasonably be expected to prevent Licensee’s compliance with its diligence obligations, then Licensee shall provide a copy to MSK without delay and keep MSK reasonably apprised of its response.

ARTICLE 5 – PAYMENTS

5.1	In consideration for the rights, privileges and licenses granted hereunder, Licensee shall pay to MSK, in the manner hereinafter provided:

(a)	License Fee: Licensee shall pay to MSK a license issue fee of Four Million Five Hundred Thousand US Dollars ($4,500,000), due within thirty (30) days after the Effective Date. Such fee shall be nonrefundable and non-creditable against any other obligations hereunder.

(b)	Running royalties: For sales of Licensed Products occurring in each country during the Royalty Term for the applicable country and product, Licensee shall pay to MSK a royalty in an amount equal to [ * ].

If Licensee obtains a license under patent rights of a third party that Licensee, on the advice of patent counsel, determines, in the absence of a license thereunder, would be considered to be infringed by the development, manufacture, use, sale, offer for sale, or importation of a Licensed Product, then [ * ], provided that [ * ].

For clarity, upon expiration of the Royalty Term for a Licensed Product being sold in a country, subsequent sales of such Licensed Product in such country shall be royalty free and shall not contribute to the calculation of

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Net Sales” for purposes of the above royalty obligation, and thereafter the license granted under Section 2.1 as to such Licensed Product in such country shall be fully paid, perpetual and irrevocable.

(c)	Guaranteed minimum royalties: Licensee shall pay to MSK minimum annual royalties of [ * ] on the [ * ] anniversary of the Effective Date and on each subsequent anniversary until [ * ]; provided that for as long as Licensee [ * ], such obligation to pay such minimum annual royalties shall not be applicable. Each such minimum annual royalties payment shall be creditable against earned royalties for the same annual period actually owed by Licensee to MSK under Section 5.1(b) based on sales during such period after such payment.

(d)	Milestones:

Milestone payments as follows:

The following milestone payments shall be due for a Licensed Product for the first indication only. For clarity, one set of milestone payments will be payable for an EBV Product, a second set of milestone payments will be payable for a CMV Product, and a third set of milestones payments will be payable for a WT1 Product:

(i)	[ * ]

(ii)	[ * ]

(iii)	[ * ]

For clarity, each above milestone payment shall be made only once with respect to any EBV Product, once with respect to any CMV Product, and once with respect to any WT1 Product.

(e)	Sublicensing Income:

Licensee shall pay to MSK a portion of Sublicense Income received in consideration of any sublicense granted by Licensee of the license rights

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

granted under this Agreement, other than sublicenses executed in the ordinary course of business, as follows:

(i)	[ * ] of the Sublicense Income from a sublicense if [ * ];

(ii)	[ * ] of the Sublicense Income from a sublicense if [ * ]; provided, however, that [ * ].

For clarity, if [ * ], then [ * ], and [ * ], [ * ].

5.2	Payment Terms: Payments owed under this Agreement shall be payable [ * ] after they are due (except as provided below for royalties), paid in United States dollars in New York, NY, or at such other place as MSK may reasonably designate consistent with the laws and regulations controlling in any foreign country and provided that such designation does not impose additional costs, fees or payment obligations on Licensee. Royalty payments are due [ * ] after the end of the Contract Quarter-Year during which such royalty obligations accrued. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank on the last business day of the Contract Quarter-Year reporting period to which such royalty payments relate.

Additionally, in the event of a dispute concerning the determination of royalties or milestones, or whether royalties or milestones are owed, that arises from disagreement over whether a T-cell product sold by or on behalf of Licensee qualifies as a Licensed Product, the Parties shall agree on a reasonable procedure for the provision of necessary technical information in confidence to a qualified representative of MSK to attempt to resolve such dispute.

5.3	Interest: Licensee shall pay to MSK interest on any amounts not paid when due at the rate established by the New York CPLR for prejudgment interest in the case of breach of contract.

5.4

Tax withholding: Payments shall be made in full, without deduction or withholding for wire transfer fees or currency exchange fees. The Parties will cooperate to prevent or minimize the need for any withholding, and at the request of Licensee, MSK will provide Licensee with documents evidencing its tax status in the United

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

States. Any withholding or other tax that is required by law to be withheld with respect to payments owed by Licensee shall be deducted by Licensee from such payment prior to remittance, and paid over to the relevant taxing authorities when due. Licensee shall promptly furnish MSK evidence of any such taxes withheld and of payment thereof, and MSK shall seek to obtain the release of any such withheld amounts from the taxing authority. At MSK’s request, Licensee shall provide MSK with reasonable assistance to release the withheld amount to MSK. If [ * ], then [ * ] and [ * ] (or [ * ]).

ARTICLE 6 – REPORTS AND RECORDS

6.1	Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to MSK hereunder. Said books and records shall include the data and information maintained by the applicable party, which may include: Invoice registers and original invoices, product sales analysis reports, accounting general ledgers, sub-license and distributor agreements, price lists, contracts for the sale of Licensed Products, product catalogs and marketing materials, audited financial statements (as to Licensed Product sales), inventory and production records, and shipping documents. Said books and records shall be maintained for a period of no less than four (4) years following the period to which they pertain. Such records shall include original data files used to prepare the submitted royalty reports. For the term of this Agreement, and at least annually, MSK or its agents shall have the right upon reasonable written notice to inspect such books and records for the purpose of verifying Licensee’s royalty statement or other payments under this Agreement. Such inspections shall be during normal working hours of Licensee, on reasonable prior notice and shall not occur more than once for any particular royalty period, or more than once per year. Should such inspection lead to the discovery of a discrepancy in MSK’s favor of greater than [ * ] of the total payments made during the audited period, or [ * ], in reporting to MSK’s detriment, for [ * ], Licensee shall pay the reasonable cost of such audit, plus interest on the discrepancy as provided for late payments.

6.2	Commercialization Reports:

Commencing upon first commercial sale of a Licensed Product, Licensee, within [ * ] of the end of each Contract Quarter-Year thereafter, shall deliver to MSK a summary report (which shall be, to Licensee’s knowledge at the time, true and accurate), giving the following particulars of the Licensed Product business

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

conducted by Licensee and its Sublicensees during such Contract Quarter-Year, to be itemized per Licensed Product by country of sales origin:

(a)	Product number

(b)	Units sold

(c)	Net Sales based on units sold

(d)	Royalty rate applicable

(e)	Royalty dollars due

(f)	country of sale;

(g)	foreign currency conversion rate; and

(h)	any Sublicense Income received in the prior quarter.

Licensee shall also provide copies of royalty reports received from its Sublicensees for the corresponding period, to the extent such reports relate to sales of Licensed Products by the Sublicensee. All such information shall be maintained in confidence by MSK.

6.3	With each such report submitted under Section 6.2, Licensee shall pay to MSK the royalties due and payable under this Agreement for such Contract Quarter-Year. If no royalties shall be due, Licensee shall so report.

6.4	Milestone payments shall be reported and paid when due.

ARTICLE 7 – PATENT PROSECUTION; THE LICENSED PATENTS

7.1	Promptly after the Effective Date, MSK and Licensee shall form an “IP Committee,” [ * ], each having reasonable experience and expertise in managing intellectual property matters (which may be the representatives in the “IP Committee” formed under the Option Agreement). The IP Committee shall be responsible for discussing and establishing the patent prosecution strategy for the Licensed Patent Rights including any additional patent applications covering any potentially patentable inventions within the Licensed Tangible Materials and/or Licensed Know-How, and for reviewing and managing the prosecution of any Licensed Patent Rights including such additional patent applications that are determined by the IP Committee to be filed covering any such inventions. Promptly after the Effective Date, Licensee shall add to Exhibit C of this Agreement all Licensed Patent Rights existing as of the Effective Date hereof, and each additional Licensed Patent Right filed by MSK hereunder (including filed as continuing applications based on the further prosecution of such Licensed Patent Rights) shall be listed by the Parties on Exhibit C of this Agreement, and the Parties shall update such Exhibit C list to reflect all additional Licensed Patent Rights filed or issued, and updates in the prosecution thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2	MSK shall undertake, at Licensee’s expense (as provided below) and using Commercially Reasonable Efforts, and as directed by the IP Committee, to prosecute and maintain the Licensed Patent Rights owned solely by MSK in the United States and in such countries as are determined by MSK upon consultation with Licensee, using counsel of MSK’s choice reasonably acceptable to Licensee. Licensee shall reimburse MSK for the actual Patent Expenses incurred in such prosecution and maintenance of the Licensed Patent Rights, pursuant to invoices showing the actual Patent Expenses incurred which shall include copies of the documentation demonstrating the out-of-pocket expenses. If Licensee advises that it does not wish to pursue or maintain a patent or application, MSK may continue to prosecute and maintain it at its own expense, and such patent or application shall be excluded from the license granted hereunder if MSK does so.

7.3	MSK shall keep Licensee reasonably informed of the progress of its prosecution efforts, by providing Licensee with copies of all material patent prosecution documentation so that Licensee may be informed and advise MSK on the continuing prosecution, and MSK agrees to consider in good faith all such reasonable comments. Licensee shall keep this documentation confidential.

7.4	Licensee shall, at Licensee’s expense and using Commercially Reasonable Efforts, and as directed by the IP Committee, to prosecute and maintain the Licensed Patent Rights owned jointly by Licensee and MSK, in the United States and in such countries as are determined by Licensee upon consultation with the IP Committee, using counsel of Licensee’s choice. If Licensee advises that it does not wish to pursue or maintain a patent or application in such joint Licensed Patent Rights, MSK may continue to prosecute and maintain it at its own expense, and such patent or application shall be excluded from the license granted hereunder if MSK does so, provided that Licensee will retain its ownership interests therein. Licensee shall control, at its sole discretion, prosecution of any patents covering inventions owned solely by Licensee.

7.5	The Parties agree that they share a common legal interest in obtaining valid, enforceable patents and that Licensee, and MSK will maintain confidential all information received pursuant to this Article 7.

7.6	Licensee shall not challenge the validity or enforceability of any claim within the Licensed Patents Rights and shall cause its Affiliates to refrain from doing so. In addition to all other rights and remedies available to MSK for any breach of this provision by Licensee or its Affiliates, in the event that any such challenge is not successful then Licensee shall reimburse MSK for all costs and expenses, including but limited to attorneys fees, incurred by MSK as a result of defending against such challenge.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 8 – INFRINGEMENT

8.1	Monitoring. Licensee shall use commercially reasonable efforts to monitor third party infringement of the Licensed Patent Rights in the Field of Use. Licensee shall keep MSK timely informed of any activities by Licensee in regard hereto.

8.2	Actions. This Section sets forth each of the Party’s right of enforcement and defense in relation to the Licensed Patent Rights.

(a)	First Right. Licensee shall have the first right, but not the obligation, for the initiation, defense, and management of any adversarial legal proceeding relating to the Licensed Patent Rights in the Field of Use and Territory, including without limitation any declaratory judgment action, patent infringement action or opposition (collectively, “Patent Adversarial Actions”) during the Term, and will be responsible for all expenses related thereto. MSK shall provide Licensee with all reasonable assistance and cooperation in conducting and/or defending against any such Patent Adversarial Action, including joining in any such Patent Adversarial Action, at Licensee’s request and expense, provided that in any case Licensee shall at all times have the full control of conducting and/or defending such Patent Adversarial Action. For clarity, Licensee may delegate the foregoing rights to its Sublicensee, in the territory where such Sublicensee has sublicense rights hereunder.

(b)	Secondary Right. If Licensee determines, as to any particular third party activity that constitutes a material infringement of the Licensed Patent Rights or a declaratory judgment action involving the Licensed Patent Rights, that Licensee shall not exercise its rights to conduct a Patent Adversarial Action as to such activity, then Licensee shall provide MSK with written notice that Licensee declines such right as to such activity, and after receiving such notice, MSK shall have the secondary right to undertake such infringement action or defend against such challenge, provided that MSK shall keep Licensee fully informed of all its activities with respect thereto and shall not take any action, or omit to take any action or position, that causes or likely will cause a material adverse impact on Licensee or its Sublicensee or on the Licensed Patent Rights.

8.3

Cooperation; Settlement. To the extent that a Party conducts any legal proceedings in relation to the enforcement or defense of Licensed Patent Rights in the Field of Use and Territory as contemplated above, it shall keep the other Party reasonably informed of such proceedings. At such Party’s request, the other Party shall reasonably cooperate, at the expense of the requesting Party, in such proceedings. In any action conducted by MSK, Licensee will join as may be requested by MSK, and in any action conducted by Licensee, Licensee may affect joinder of MSK if MSK is an indispensible or necessary party under the applicable law. Notwithstanding anything in this Agreement to the contrary, no settlement, consent

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

judgment, or other voluntary final disposition of any action by Licensee that admits the invalidity or unenforceability of the Licensed Patent Rights may be entered into without the prior written consent of MSK.

8.4	Costs and Recoveries. All costs of any action by a Party to enforce, or to defend against a challenge to, the Licensed Patent Rights shall be borne by such Party, and such Party shall keep any sums recovered or obtained in connection therewith (whether as damages, reasonable royalties, license fees, or otherwise in judgment or settlement derived therefrom), except that in the case of actions commenced by Licensee, the excess of such sums over all such costs and expenses shall be treated as Net Sales subject to MSK’s rights under this Agreement to collect royalties thereon. For the avoidance of doubt, Licensee may not deduct, from Net Sales any portion of Licensee’s costs or expenses related to any investigation, enforcement, defense, judgment or settlement of any such actions, provided that if Licensee is the enforcing Party, it may deduct from Net Sales the costs and expenses of MSK, incurred in connection with MSK providing cooperation in such enforcement, that are reimbursed or paid by Licensee pursuant to Section 8.3.

8.5	Third Party Patents. In the event Licensee is sued for patent infringement or, threatened with such suit, it shall promptly notify MSK. In any such action, Licensee shall be fully responsible for all its costs, including expenses, judgments and settlements (but subject to Section 5.1(b)).

ARTICLE 9 – MANUFACTURE AND SUPPLY

9.1	[Intentionally omitted].

9.2	Manufacturing Transfer. Commencing on [ * ], MSK will conduct and complete a full manufacturing transfer to Licensee (and/or its designated contract manufacturing organization(s)) of all existing MSK technology and manufacturing know-how and methods and materials relating to Licensed Product manufacturing, such technology transfer to be conducted on a reasonable, diligent time frame so as to enable completion of the transfer promptly and on a timely basis (taking into account Licensee’s product development schedule and needs). In connection therewith, MSK agrees to make reasonably available its personnel to assist Licensee with transfer of manufacturing operations to a new facility, including assistance with understanding all the transferred technology and manufacturing information, at no FTE expense to the Licensee. For clarity, the assistance to be provided by MSK does not include transferring equipment, but does include full transfer of all manufacturing SOPs and the identity of the and source of the equipment used in MSK’s manufacturing of Licensed Products.

9.3	Licensed Product Supply. The terms of the Parties’ agreement governing MSK’s manufacture and supply of Licensed Products to Licensee of its (and its Affiliates’ and Sublicensees’) requirements for Licensed Products for use in clinical trials during development, are set forth in the Manufacturing Services Agreement entered into by the Parties concurrent with this Agreement (“Manufacturing Services Agreement”).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.4	Library. The terms of the Parties’ agreement governing the maintenance, improvement and augmentation of the Library and Databases, and the transfer of the Library and Databases to Licensee and its designee(s), are set forth in the Manufacturing Services Agreement.

ARTICLE 10 – CONFIDENTIALITY

Each Party agrees that Confidential Information of the other Party disclosed to it or to its employees under this Agreement shall for [ * ] after the end of the Term:

(a)	be used only in connection with the legitimate purposes of, including exercise by such Party of its rights under, this Agreement;

(b)	be disclosed only to those who have a need to know it in connection with the Agreement; and

(c)	be safeguarded with the same care normally afforded confidential information in the possession, custody or control of the party holding the Confidential Information but no less than reasonable;

(d)	not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing Party, or as otherwise expressly permitted in this Agreement.

The foregoing shall not apply with respect to particular Confidential Information that:

(i)	can be demonstrated to have been in the public domain prior to the date of the disclosure; or

(ii)	enters the public domain through no fault of the receiving Party; or

(iii)	was already known to the receiving Party at the time of disclosure as evidenced by written records in the possession of the receiving Party prior to such time; or

(iv)	is subsequently received by the receiving Party from a third party without breaching any confidential obligation between the third party and the disclosing Party; or

(v)	was independently developed, as established by tangible evidence, by the receiving Party without reference to the Confidential Information of the disclosing Party.

Notwithstanding the foregoing, a receiving Party may disclose particular Confidential Information of the disclosing Party to the extent such information is required to be

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

disclosed in order to comply with court orders, statutes or regulations, provided that prior to any such disclosure, to the extent reasonably practicable, the Party from whom disclosure is sought shall promptly notify the other Party and shall afford such other party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of Confidential Information, and that the disclosing Party only discloses such Confidential Information as is legally required to be disclosed, taking into account any protective or other order limiting or quashing the disclosure obligation.

Further, notwithstanding the foregoing, Licensee (or its Affiliate or Sublicensee) may disclose Confidential Information of MSK: (a) as reasonably needed to prosecute or enforce Licensed Patent Rights; (b) to regulatory authorities as reasonably needed to develop and/or obtain or maintain regulatory approvals of Licensed Products; (c) in confidence to its Affiliates and Sublicensees as reasonably needed to research, develop and/or commercialize Licensed Products; (d) in confidence to prospective sublicensee, strategic partners, merger partners or acquirers, and their respective professional advisors, in connection with evaluation and/or negotiation of possible sublicense, corporate partnering, merger, asset purchase or other similar transactions; (e) as required in order to comply with applicable law or regulations, including securities laws and securities exchange requirements; (f) in confidence to its existing investors and professional advisors and to potential investors and their professional advisors; and (g) as reasonably needed to conduct or defend any litigation relating to this Agreement, the Licensed Products or Licensee’s rights hereunder.

ARTICLE 11 – INDEMNIFICATION, PRODUCT LIABILITY

11.1

Licensee shall indemnify, defend and hold harmless MSK and its trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Institution Indemnitee”), against all costs, liabilities and expenses (including legal expenses and reasonable attorney’s fees) (“Costs”) resulting directly from a third party claim, proceeding, or demand against an Institution Indemnitee (a “Claim”) to the extent arising directly out of: (a) the death of or injury to any person or persons, or any damage to property, resulting from the development or commercialization of a Licensed Product by Licensee or its Affiliate or Sublicensee under this Agreement; (b) production, manufacture, sale, use, lease, consumption, or advertisement of Licensed Products hereunder by Licensee or its Affiliate or Sublicensee, or (c) the breach by Licensee of any of its representations, warranties or obligations under this Agreement or any Ancillary Agreement, provided however, that Licensee will not be obligated to indemnify, defend and hold harmless any Institution Indemnitee against any Cost or Claim to the extent it arises out of, results from, or is increased by (w) MSK’s or an Institution Indemnitee’s breach of its representations or warranties under this Agreement or the Manufacturing Services Agreement, (x) MSK’s or an Institution Indemnitee’s willful misconduct or gross negligence, or (y) MSK’s supplying to Licensee a Licensed Product manufactured by (or on behalf of) MSK that does not conform to the specifications therefor or to FDA manufacturing requirements or guidance, or has otherwise not been manufactured

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

in accordance with the requirements of the Manufacturing Services Agreement), or (z) any clinical trials conducted by, or other use of any Licensed Product by, MSK or its Affiliate at any time, other than under authority of Licensee.

11.2	The Institution Indemnitee will promptly give notice to Licensee of any covered Claims for which it seeks indemnification hereunder, and Licensee will have the right to defend the same, including selection of counsel reasonably acceptable to MSK, and to control of all the proceedings; provided that Licensee will not, without the written consent of the Institution Indemnitee, settle such Claim or consent to the entry of any judgment to the extent that such settlement or judgment: (i) does not release the Institution Indemnitee from all liability with respect to such third party Claim, or (ii) likely will materially adversely affect the Institution Indemnitee or under which the Institution Indemnitee would incur any material obligation or liability. MSK and each applicable Institution Indemnitee agrees to cooperate and provide all reasonable assistance to the defense of any such Claim, at Licensee’s expense. MSK at all times reserves the right to select and retain counsel of its own at its own expense to defend MSK’s interests, provided that MSK shall be responsible for any Costs incurred or resulting from any actions of such counsel that are contrary to Licensee’s control or conduct of the defense.

11.3	Licensee shall obtain and carry in full force and effect general liability insurance in amounts reasonably consistent with industry standards in regard to potential liability, conduct, and events covered by Section 11.1 above. Such insurance shall be written by a reputable insurance company, and shall be endorsed to include liability coverage. The limits of such insurance shall not be less than [ * ] per occurrence with an annual aggregate of [ * ]. Licensee shall provide MSK with Certificates of Insurance evidencing the same and provide MSK with prior written notice of any material change in or cancellation of such insurance.

ARTICLE 12 – REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

12.1	Representations and Warranties of Licensee.

(a)	Licensee hereby represents and warrants to MSK that as of the Effective Date, to its knowledge, the execution and performance of Licensee’s obligations under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party.

(b)	Licensee hereby represents and warrants to MSK that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.2	Representations and Warranties of MSK.

(a)	MSK hereby represents and warrants to Licensee that, as of the Effective Date, to the best of MSK’s knowledge, the execution and performance of MSK’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by MSK to any third party.

(b)	MSK hereby represents and warrants to Licensee that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement, and that it has the lawful right to grant the license and other rights granted to Licensee in the License Agreement.

(c)	MSK hereby represents and warrants to Licensee that: (i) [ * ]; (ii) [ * ], including [ * ]; (iii) [ * ] and [ * ] in this Agreement, subject to [ * ].

(d)	MSK hereby represents and warrants to Licensee that all clinical trials of Licensed Products containing or based on cells in the Library and conducted by or on behalf of MSK have been conducted pursuant to standard forms of informed consent.

(e)	MSK hereby represents and warrants to Licensee that its manufacturing of all cells and cell lines used in clinical trials (through the Effective Date) has been, and will continue to be under this Agreement (to the extent such cells or cell lines are supplied to Licensee, or to itself or third parties on Licensee’s behalf hereunder), in accordance with governing protocols, methods and procedures as required by the FDA for MSK’s manufacturing of Licensed Product for use in clinical trials.

(f)	MSK hereby represents and warrants to Licensee that, as of the Effective Date, (i) [ * ], (ii) [ * ]; (iii) [ * ]; (iv) [ * ] [ * ]; (v) [ * ]; (vi) [ * ]; and (vii) [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.3	Disclaimer of Warranties.

OTHER THAN THE WARRANTIES SET FORTH IN SECTION 12.2, MSK MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, ISSUED OR PENDING, OR THAT THE LICENSED PRODUCTS OR RIGHTS GRANTED DO NOT INFRINGE THE PATENT RIGHTS OF OTHERS. ANY AND ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

12.4	Limitation of Damages.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 13 – COMPLIANCE WITH LAW

13.1

It is understood that MSK is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. MSK neither represents that a license shall not be required nor that, if required, it shall be issued.

13.2	Licensee shall in all respects conduct its activities under this Agreement, and shall cause its Affiliates, and shall use reasonable efforts to cause its Sublicensees, to conduct their activities under this Agreement, in full compliance with all applicable laws and regulations. Without limiting the generality of the foregoing, Licensee shall use Commercially Reasonable Efforts to cause Licensed Products be manufactured in all material respects in accordance with applicable federal, state and local laws, rules and regulations, including, without limitation, in all material respects in accordance with all applicable rules and regulations of the FDA.

13.3	Licensee shall to the extent required by law substantially manufacture in the United States any Licensed Product to be sold in the United States, except if an exception to such requirement is obtained.

13.4	To the extent required by law, or if the failure to mark would reduce the rights of MSK or Licensee to enforce the Licensed Patent Rights against infringers, Licensee shall mark, and shall cause its Affiliates and Sublicensees to mark, any Licensed Products (or the packaging thereof) with the appropriate Licensed Patent Rights.

ARTICLE 14 – NON-USE OF MSK’S NAME

Licensee shall not use the names of MKSCC, including Memorial Sloan Kettering Cancer Center, Sloan Kettering Institute for Cancer Research, and Memorial Hospital for Cancer and Allied Diseases, nor any of their employees, nor any adaptation thereof, in any public announcements, publicity or advertising without prior written consent obtained from MSK in each case, except as otherwise expressly permitted in this Agreement. MSK agrees that Licensee may issue a press release regarding this Agreement in the form attached as Exhibit E. In acknowledgement that Licensee may need to use the name of MSK or the MSK investigators in furtherance of the Licensee’s efforts to obtain financing, in connection with strategic or licensing discussions, and in other legitimate business matters of the Licensee, MSK agrees that Licensee may disclose in confidence to such parties (and their professional advisors) the terms of this Agreement, and for any additional disclosures regarding MSK or MSK investigators that Licensee requests to make so such parties, MSK shall use good faith efforts to secure prior written consent for such use in a timely manner in line with its business practices following receipt of a written request for such use by Licensee. For clarity, Licensee may request MSK pre-approve documents which make use the name of MSK for use in non-public and/or confidential venues in furtherance of the Licensee’s efforts to obtain financing, negotiate licenses, and secure personnel: upon receipt of such written pre-approval, Licensee may use the name of MSK in such non-public and/or confidential venues without prior written consent in each case to the extent such use does not deviate significantly from the pre-approved documents. Notwithstanding the foregoing, Licensee may disclose in confidence that Licensee has the Agreement and license rights granted hereunder

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

from MSK, and the general terms of the Agreement. Further, Licensee shall be free to continue to publish or disclose specific information about MSK or this Agreement that MSK has previously consented, pursuant to the above, may be publicly disclosed by Licensee, but only in the form, manner, and extent of MSK’s prior approval. Further, MSK agrees that Licensee may disclose in SEC and other similar regulatory filings the existence and general terms of this Agreement and the names of the parties to the Agreement, and material developments under this Agreement to the extent such disclosures must be made to comply with applicable laws, regulations and/or securities exchange rules.

ARTICLE 15 – PUBLICATION

Licensee recognizes and accepts that under MSK’s mission as an academic medical center, MSK and its investigators must have a meaningful right to publish without Licensee’s prior approval or editorial control, but subject to reasonable prior review and comment. Subject to the following, MSK reserves the right to publish the scientific findings from research and clinical trials (to the extent permitted by Licensee as provided below) related to Licensed Rights and Licensed Products. Prior to making any proposed publication (e.g., manuscript, abstract or other public disclosure), of data and results relating to the Licensed Tangible Materials and/or Licensed Know-How and/or Licensed Products, and/or that contains Confidential Information of Licensee or its Affiliates, MSK will submit the abstract or manuscript to Licensee and to the IP Committee at least [ * ] before public submission or disclosure thereof. The IP Committee shall immediately review such proposed publication or submission to determine if there are any impacts on potentially patentable inventions and shall inform the Parties of its determinations. Licensee shall have the right to review and comment upon the proposed public disclosure in order to protect such Confidential Information and the patentability of any inventions disclosed therein, and may request that certain results, data or information not be disclosed if such disclosure likely would negatively impact the development or commercialization of any Licensed Product, and MSK will reasonably consider all such requests. Further, upon Licensee’s request, public disclosure shall be delayed [ * ] to enable MSK to secure adequate intellectual property protection of any patentable or trade secret subject matter contained therein that would otherwise be negatively affected by the publication. For clarity, publication of clinical data from permitted clinical trials by MSK on Licensed Products shall be pursuant to the terms of the applicable clinical trial agreement, investigator sponsored trial agreement or other agreement with Licensee.

ARTICLE 16 – ASSIGNMENT

A Party may not assign or delegate its rights or obligations under this Agreement or any Ancillary Agreement, or transfer or assign this Agreement or any Ancillary Agreement, without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that (a) Licensee shall have the right to assign any of its rights, delegate any of its obligations, or transfer this Agreement or any Ancillary Agreement without such consent (i) to its Affiliate or (ii) as part of a merger or acquisition, and (b) MSK may without consent of Licensee freely assign all or any portion of the payments due under this Agreement to a Third Party, provided that [ * ] and [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[ * ]. Any assignment by Licensee shall bind its assignee to all provisions of this Agreement (or the applicable Ancillary Agreement, as the case may be), including without limitation those concerning dispute resolution (choice of law, choice of forum, and consent to jurisdiction in New York). Any assignment, delegation or transfer by any party without the consent of the other party shall be void and of no effect. For clarity, nothing in the foregoing shall limit Licensee’s (or its Affiliate’s or Sublicensee’s) ability to grant sublicenses or to engage contractors to perform obligations on behalf of any such party.

ARTICLE 17 – TERMINATION

17.1	Term. The term of this Agreement (the “Term”) commences on the Effective Date and continues until expiration upon the end of all Royalty Terms, or until the earlier termination of the Agreement pursuant to the below termination provisions. Upon expiration of the Agreement at the end of all Royalty Terms and payment of all amounts owed hereunder, the license rights granted to Licensee under Section 2.1 shall survive as non-exclusive, royalty-free, fully-paid, perpetual, irrevocable licenses.

17.2	Bankruptcy or Cessation/Enjoinder of Business. MSK may terminate this Agreement upon written notice to Licensee if: (a) a petition in bankruptcy is filed against Licensee and is consented to or acquiesced in by Licensee, or remains undismissed for [ * ]; (b) Licensee makes a general assignment for the benefit of creditors, or a receiver is appointed for Licensee over all or substantially all of Licensee assets, and Licensee does not return to solvency before the expiration of a [ * ] period; or (c) Licensee ceases to do business.

17.3

Nonpayment. If Licensee fails to pay MSK fees, royalties, ongoing patent expenses or other amounts payable hereunder, and such payments remain past due for more than [ * ], MSK shall have the right to give Licensee written notice of such past due amount and may terminate this Agreement on a subsequent written notice, unless Licensee pays to MSK within [ * ] after giving such notice all such past due fees, royalties and patent expenses, except that MSK shall not terminate during the pendency of the following dispute resolution procedures if initiated by Licensee: Licensee shall [ * ] provide MSK with a written notice of the basis of such dispute and the factual basis for its disputing the payment obligation (such dispute, a “Payment Dispute”). The Parties shall promptly engage in nonbinding evaluative mediation in an attempt to resolve the dispute. If the mediation fails to resolve the dispute, the Parties shall request the mediator to provide his written evaluation of the merits of the dispute and either Party then may commence litigation to resolve the dispute, and MSK agrees that [ * ] and [ * ]. So long as [ * ], MSK shall have no right to terminate the Agreement [ * ]. If [ * ], under the terms of

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the Agreement, [ * ], then [ * ]. For clarity, MSK’s right to terminate for breach for nonpayment [ * ] during the dispute resolution process. For further clarity, and notwithstanding anything in the above, it is agreed by the Parties that Licensee may [ * ], or [ * ], and [ * ].

17.4	Material Breach. In addition to any other applicable termination right specified in this Agreement, but subject to Sections 17.5, 17.8, and 17.9, if Licensee materially breaches this Agreement, then MSK may give licensee written notice specifying in reasonable detail the breach and its intention to terminate this Agreement if such breach is not timely cured. In the case of such material breach and such notice is given, if Licensee does not cure such breach prior to the expiration of the [ * ] period after receipt of such notice, then MSK may terminate the Agreement on written notice, provided that (a) If such breach is not curable, then MSK may terminate the Agreement immediately on written notice, and (b) if such breach is not curable within such [ * ] cure period, but is likely curable, using diligent efforts, within [ * ] after such notice, then MSK may not terminate the Agreement so long as Licensee is using diligent efforts to cure such breach, and cures the breach prior to the end of such [ * ] period.

17.5	Effect on Sublicensees. All sublicenses, and rights of Affiliates and Sublicensees, will terminate as of the effective date of termination of this Agreement, provided, however, that if at the effective date of termination any Sublicensee is in good standing with regard to its obligations under its sublicense and agrees to assume the applicable obligations of Licensee hereunder (provided that such obligations shall not include economic obligations under Article 5, which shall be replaced by the economic obligations under the sublicense agreement), then, at the request of the Sublicensee, such sublicense shall survive such termination or expiration of this Agreement and be assigned to MSK, and MSK shall accept such assignment; except that, in such case the obligations of MSK to Sublicensee shall not exceed the obligations of MSK to Licensee under this Agreement.

17.6	Termination by Licensee. Licensee has the right to terminate this Agreement on written notice to MSK, in the event that [ * ]. In the event of such termination by Licensee under this Section 17.6, it shall at MSK’s request (i) reassign to MSK at no cost all INDs that were assigned by MSK to Licensee under this Agreement or the Option Agreement, and (ii) negotiate reasonably and in good faith for the assignment to MSK or its designee Licensee’s regulatory applications, filings, dossiers, and the like for Licensed Products, including the business terms for such assignment.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

17.7	Discontinuation of use of Licensed Rights in the Event of Termination. If this Agreement is terminated under Section 17.4 for uncured material breach by Licensee, all rights of Licensee and its Affiliates to use the Licensed Rights or to sell Licensed Products shall terminate; and Licensee and its Affiliates shall make no further use of the Licensed Rights (except that the foregoing shall not apply to any Licensed Rights that are, or thereafter become, in the public domain, other than through the fault of Licensee, its Affiliates, or Sublicensees). If this Agreement is terminated at Licensee’s election pursuant to Section 17.6, all rights of Licensee, its Affiliates, and Sublicensees to use the Licensed Rights or to sell Licensed Products shall terminate; and Licensee, its Affiliates, and Sublicensees shall make no further use of the Licensed Rights (except that the foregoing shall not apply to any Licensed Rights that are, or thereafter become, in the public domain, other than through the fault of Licensee, its Affiliates, or Sublicensees).

17.8	Survival. Upon any expiration or termination of this Agreement, the following shall survive:

(a)	any provision expressly indicated to survive;

(b)	any liability which any Party has already incurred to another Party prior to expiration or termination;

(c)	Licensee’s reporting and payment obligations for activities occurring prior to expiration or termination, and MSK’s audit rights;

(d)	in the case of termination by Licensee under Section 17.6, Sections 5.1(b), 5.1(d), and 5.1(e), until all activities by Licensee, its Affiliates, and Sublicensees that would otherwise create an obligation of payment by Licensee under those sections are discontinued, and

(e)	Articles 10, 11, 18, and 19, and Sections 7.5 and 12.4.

17.9	MSK’s remedies for breach by Licensee of the last sentence of Section 2.1 shall not include any right to terminate this Agreement, but shall otherwise include all remedies and relief as may be available under governing law, including to the extent applicable an award of damages, an injunction against continued breach, equitable relief, and such other remedies as may be available.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 18 – NOTICES AND OTHER COMMUNICATIONS

Except for payments, each notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of MSK:	Memorial Sloan Kettering Cancer Center Office of Technology Development

If by mail:	1275 York Ave., Box 524 New York, NY 10065

If by courier:	600 Third Avenue, 16th floor New York, NY 10016 Attn: Vice President, Technology Development Tel: 1-212-639-6181 (not for notice) Fax: 1-212-888-1120 (not for notice)

With copies to:	Memorial Sloan Kettering Cancer Center Office of General Counsel

If by mail:	1275 York Ave. New York, NY 10065

If by courier:	1275 York Ave. New York, NY 10065 Attn: General Counsel Tel: 1-212-639-5800 (not for notice) Fax: 1- 212-717-3517 (not for notice)

In the case of Licensee:	Atara Biotherapeutics, Inc. 701 Gateway Blvd. Suite 200 South San Francisco, CA 94080 Attn: CEO

ARTICLE 19– MISCELLANEOUS PROVISIONS

19.1	Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any choice/conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was filed or granted.

19.2	Jurisdiction. The state and federal courts located in New York County, New York, shall have exclusive jurisdiction of any claims or actions between or among the parties arising out of or relating to this Agreement or any aspect of the parties’ relationship, and each party consents to venue and personal jurisdiction of those courts for the purpose of resolving any such disputes.

19.3

Severability. Except to the extent a provision is stated to be essential, or otherwise to the contrary, or such provision is material and essential to the main purpose and intent of the Agreement, the provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof, provided that the Parties will endeavor in good faith to agree on a replacement, valid provision, to add to this Agreement in the stead of such invalid provision, that comes closest to achieving the intent of the Parties in such provision.

19.4	Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

19.5	Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

19.6	Force Majeure. A Party shall not lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of a delay or failure of performance by the such party to the extent such the delay or failure is occasioned or caused by war, strike, fire, Act of God, tornado, hurricane, earthquake, fire, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other circumstance or reason where the delay or failure to perform is beyond the reasonable control of such Party (a “Force Majeure”), and provided that such failure is not caused by the gross negligence or intentional misconduct of the Party and the Party has exerted reasonable efforts to avoid or remedy the effects of such Force Majeure; However, if a Force Majeure event causes a material failure of performance by a Party for a period of more than six months, then the other Party may terminate this Agreement on written notice. For clarity, a failure to obtain funding shall not constitute a force majeure event.

19.7	Entire Agreement. This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the entire understanding among and between the parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether written, oral or otherwise. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

19.8	Relationship between the Parties. The relationship between the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between any of the parties. No party is a legal representative of any other party, and no party can assume or create any obligation, liability, representation, warranty or guarantee, express or implied, on behalf of another party for any purpose whatsoever.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

19.9	Construction and Interpretation. Words (including defined terms) denoting the singular shall include the plural and vice versa. The words “hereof”, “herein”, “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. The term “including” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation and shall be deemed to mean “including without limitation”. The headings in this Agreement shall not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Each of the parties has had an opportunity to consult with counsel of its choice. Each provision of this Agreement shall be construed without regard to the principle of contra proferentem. If any provision of this Agreement is held to be invalid or unenforceable the validity of the remaining provisions shall not be affected. The parties shall replace the invalid or unenforceable provision by a valid and enforceable provision closest to the intention of the parties when signing this Agreement. This Agreement was negotiated, and shall be construed and interpreted, exclusively in the English language.

[Signature Page Follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, authorized representatives of the Parties have executed this Agreement below.

ATARA BIOTHERAPEUTICS, INC.			MEMORIAL SLOAN KETTERING CANCER CENTER

By:	/s/ Isaac Ciechanover		By:	/s/ Gregory Raskin, MD
	Name:	Isaac Ciechanover		Name:	Gregory Raskin, MD
	Title:	CEO		Title:	Vice President Technology Development

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Licensed Tangible Materials and Licensed Know How

Licensed Tangible Materials.

[ * ]

Licensed Know-How.

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Form of Diligence Report

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

Licensed Patent Rights

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D

Excluded Patents

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit E

Form of Press Release

Atara Biotherapeutics Exercises Exclusive License to T-Cell

Technology from Memorial Sloan Kettering Cancer Center

Activated T-cell Technology Designed to Harness Immune System to Fight Cancer and Infectious Disease

South San Francisco, Calif., June 15, 2015 – Atara Biotherapeutics, Inc. (Nasdaq: ATRA) today announced that it has exercised its exclusive option with Memorial Sloan Kettering Cancer Center (MSK) to license certain clinical stage, allogeneic T-cell therapies for the treatment of cancers and persistent viral infections. In connection with the exercise of the option, the Atara Bio license agreement with MSK grants Atara Bio exclusive worldwide rights to the following three allogeneic T-cell therapies:

•	T-cells activated against Epstein Barr Virus, or EBV (Phase 2);

•	T-cells activated against Cytomegalovirus, or CMV (Phase 2); and

•	T-cells activated against Wilms Tumor 1, or WT1 (Phase 1)

These three programs share a common technology, under which third-party donor-derived whole blood is collected and enriched for T lymphocytes, or T-cells. The T-cells are then exposed to certain antigens, and the resulting activated T-cells are characterized and stored for future therapeutic use. Using a proprietary algorithm, patients are treated with a partially human leukocyte antigen, or HLA, matched cell line, providing an “off-the-shelf,” allogeneic, cellular therapeutic option for patients. These T-cell products are intended to work by targeting the abnormal cells expressing the applicable target antigen and killing them.

Atara Bio announced earlier this year that its collaborating investigator at MSK received breakthrough therapy designation from the U.S. Food and Drug Administration for its cytotoxic T lymphocytes (CTL) activated against Epstein-Barr Virus (EBV-CTL) in the treatment of patients with rituximab-refractory, EBV-associated lymphoproliferative disease (EBV-LPD).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Clinical data have been presented as follows:

•	EBV-CTL in the treatment of patients with EBV-LPD after solid organ transplantation at the 2015 American Society of Clinical Oncology Annual Meeting.

•

EBV-CTL in the treatment of patients with EBV-LPD after allogeneic hematopoietic cell transplantation (HCT) at a Clinical Trial Plenary Session at American Association for Cancer Research Annual Meeting 2015

•	CMV-CTL in the treatment of patients with anti-viral resistant CMV after HCT including viremia only and CMV disease at the American Society of Hematology Annual Meeting 2014.

“Licensing these programs more than doubles the clinical stage programs active at Atara Bio and provides a potential platform technology that can be directed at other targets,” said Isaac Ciechanover, MD, Chief Executive Officer and President of Atara Bio. “Our T-cell programs use third party donor cells, and, if approved by regulatory authorities, will be available as “off-the-shelf” therapies for patients in need.”

Richard O’Reilly, MD, Chair of the Department of Pediatrics and Chief of the Pediatric Bone Marrow Transplant Service at MSK, notes that “We are delighted that Atara will continue to develop our existing T-cell technologies that have shown promising clinical benefit in patients. We also look forward to expanding the platform to treat patients with other types of cancer through our sponsored research efforts with Atara.” Dr. O’Reilly will join Atara Bio’s Scientific Advisory Board.

In connection with the exercise of the option and entry into the exclusive license agreement, MSK received an upfront license fee and will be eligible to receive additional payments based on the achievement of certain development, regulatory and sales-related milestones, as well as royalty payments. Atara Bio and MSK have agreed to collaborate on further research to develop additional cellular therapies, which may include T-cell therapies targeted against other antigens and/or chimeric antigen receptor-modified T-cells, known as CAR-T.

About Atara Biotherapeutics, Inc.

Atara Biotherapeutics, Inc. is a biopharmaceutical company focused on developing innovative therapies for patients with debilitating diseases. Atara Bio’s programs include molecularly-targeted product candidates and T-cell product candidates. The molecularly-targeted product candidates include PINTA 745, STM 434 and ATA

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

842, targeting myostatin and activin, members of the TGF-beta family of proteins that have demonstrated the potential to have therapeutic benefit in a number of clinical indications. T-cell product candidates include EBV-CTL, CMV-CTL and WT1-CTL.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements deal with future events and are based on Atara Bio’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara Bio could differ materially from those described in or implied by the statements in this press release. For example, forward-looking statements include statements regarding the clinical development of product candidates and Atara Bio’s collaboration with MSK. These forward-looking statements are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Atara Bio’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, Atara Bio disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

INVESTOR & MEDIA CONTACT:

Tina Gullotta, Atara Biotherapeutics, Inc.

650-741-1613

tgullotta@atarabio.com

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit F

Form of Material Transfer Agreement

FORM OF MATERIAL TRANSFER AGREEMENT

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AGREEMENT FOR INTER-INSTITUTIONAL TRANSFER OF MATERIAL Between ACADEMIC COLLEAGUES (“Agreement”)

1.	Memorial Sloan Kettering Cancer Center (“MSK”) and INSERT NAME (“INSTITUTION”) agree that MSK will provide INSTITUTION with [INSERT DESCRIPTION OF MATERIAL] (“MATERIAL”), subject to all the terms of this Agreement.

2.	MATERIAL and any related confidential information, including but not limited to, all non-public, confidential or proprietary information that MSK designated or otherwise marked as “Confidential” (“INFORMATION”) will be sent by Dr. of MSK (“INVESTIGATOR”) to INSTITUTION.

3.	INSTITUTION shall use MATERIAL and INFORMATION solely for the following purpose: [INSERT PURPOSE] (“STUDY”) as described in Exhibit A. INSTITUTION shall not use or permit the use of the MATERIAL and/or INFORMATION for any use or purpose other than conducting the STUDY.

4.	MSK retains exclusive ownership of MATERIAL and INFORMATION and may distribute MATERIAL and INFORMATION to other commercial or non-commercial entities.

5.	INSTITUTION will NOT use MATERIAL in humans.

6.	INSTITUTION shall not transfer MATERIAL or INFORMATION to any non-INSTITUTION person or entity without prior written consent from MSK.

7.	INSTITUTION represents that its use of MATERIAL and INFORMATION will be in compliance with all applicable laws and regulations.

8.	INSTITUTION agrees to hold in confidence for a period of [ * ], all INFORMATION received from MSK under this Agreement, except for information which:

a)	was lawfully in INSTITUTION’s possession or control prior to the date of disclosure as evidenced by written records; or

b)	was in the public domain or enters into the public domain through no improper act on INSTITUTION’s part or on the part of any of INSTITUTION’s employees;

c)	is rightfully given to INSTITUTION from sources independent of MSK; or

d)	is independently developed by INSTITUTION, as evidenced by written records; or

e)	must be disclosed for minimum lawful compliance with court orders, regulations and statutes.

9.	INSTITUTION will report all STUDY results to INVESTIGATOR. MSK and INSTITUTION may use STUDY results for any internal non-commercial research or educational purpose. INSTITUTION may publish such results, provided that prior to any submission for such publication, INSTITUTION shall provide the draft publication to MSK at least [ * ] prior to the submission, so that MSK may review such publication for any potentially patentable information, and at MSK’s request, INSTITUTION will delay such submission for up to [ * ] to permit MSK to prepare and file patent applications covering such information. MSK may disclose the STUDY results to its commercial licensee of the MATERIAL, and such licensee may use the results for all its internal business purposes.

If INSTITUTION creates or discovers any inventions or intellectual property relating in any way to the MATERIAL (including improvements or enhancements of or uses of MATERIAL or products based

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

thereon) based on or as a result of conducting the STUDY (the “STUDY IP”), INSTITUTION shall report all such STUDY IP to MSK and provide a detailed description thereof. INSTITUTION grants to MSK a non-exclusive, perpetual, worldwide, royalty-free, fully-paid license under any such STUDY IP for all purposes relating to the MATERIAL and the use, improvement or development thereof (including in products), and MSK may disclose and sublicense (on a non-exclusive basis) such STUDY IP to its commercial licensee of the MATERIAL, for all commercial and business purposes. Further, INSTITUTION agrees that such commercial licensee of the MATERIAL shall have the exclusive option to obtain an exclusive, royalty-bearing license to any such STUDY IP. Such option shall expire [ * ] from the date of the disclosure of the STUDY IP to the commercial licensee. If the licensee exercises such option the INSTITUTION shall negotiate in good faith the commercially reasonable terms of an exclusive, worldwide, royalty-bearing, transferable and sublicensable license to the STUDY IP with commercial licensee.

10.	INSTITUTION shall not use the name of Memorial Sloan Kettering Cancer Center, Memorial Hospital for Cancer and Allied Diseases or Sloan-Kettering Institute for Cancer Research, or a variant of any of the foregoing in any advertising or publicity matter without the prior written approval of MSK.

11.	MATERIAL is being provided by MSK “AS IS” WITHOUT ANY WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. MSK MAKES NO REPRESENTATION THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT.

12.	In no event shall MSK be liable for any use by INSTITUTION of MATERIAL or for any loss, claim, damage, or liability, of any kind or nature that may arise from or in connection with this Agreement or the use, handling, or storage of MATERIAL. INSTITUTION agrees to assume all liability for damages that arise from its use, storage or disposal of MATERIAL, except to the extent such liability is due to MSK’s gross negligence or willful misconduct.

13.	INSTITUTION will reimburse MSK $ for costs associated with shipping MATERIAL.

14.	The Agreement will terminate on the earlier of [ * ] or upon [ * ] prior written notice of one party to the other, in which case INSTITUTION will discontinue within [ * ] its use of MATERIAL. INSTITUTION agrees, upon direction of INVESTIGATOR, to return or destroy MATERIAL upon termination of this Agreement.

15.	This Agreement may not be assigned by INSTITUTION without the prior written consent of MSK.

16.	Articles 2, 5, 6, 9 and 11 will survive the termination of this Agreement.

17.	An authorized representative of each party must sign this Agreement. The Agreement is effective the date of the last signature below (“Effective Date”).

Send/fax/email one fully executed Agreement to:

Office of Technology Development

Memorial Sloan Kettering Cancer Center

1275 York Avenue

New York, NY 10065

Ph: (212) 639-6181

Fax: (212) 717-3439

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INSTITUTION	MEMORIAL SLOAN KETTERING CANCER CENTER

By:	By:

Name:	Name:	Gregory Raskin, M.D.

Title:	Title:	Vice President, Technology Development

Date:	Date:

INSTITUTION Investigator acknowledges that she/he has read and understood her/his and the INSTITUTION’s obligations under this Agreement:

Investigator’s signature:

Name:

Date:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A:

Description of Study

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit G

MSK Investigator Sponsored Trial Protocols

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.